Exhibit 10.5

Translation

Master Agreement

between

The9 Computer Technology Consulting (Shanghai) Co., Ltd.

and

Shanghai Jiucheng Information Technology Co., Ltd.

and

9Webzen (Shanghai) Co., Ltd.

for

Joint Operations of MU Online Game

January 1, 2004

Translation

Master Agreement

This Master Agreement (hereinafter this “Agreement”) is entered into in Shanghai of the People’s Republic of China (hereinafter “PRC”) as of January 1, 2004 by and among the following three Parties:

(1)	9Webzen (Shanghai) Co., Ltd., a company with limited liability established in accordance with the PRC laws with its registered address at 638-11, 2nd Building, No. 351 Guoshoujing Road, Zhangjiang Hi-tech Park, Shanghai, PRC (hereinafter “9Webzen Shanghai”);

(2)	The9 Computer Technology Consulting (Shanghai) Co., Ltd., a company with limited liability established in accordance with the PRC laws with its registered address at B-44 No. 498 Guoshoujing Road, Zhangjiang Hi-tech Park, Shanghai, PRC (hereinafter “The9 Computer”); and

(3)	Shanghai Jiucheng Information Technology Co., Ltd., a company with limited liability established in accordance with the PRC laws with its registered address at No. 8885 Hutai Road, Shanghai, PRC (hereinafter “Shanghai IT”).

WHEREAS:

(1)	In accordance with a board resolution adopted on Dec. 13, 2003 by 9Webzen Limited established in Hong Kong (hereinafter “9Webzen HK”) and an Exclusive Sublicense Agreement for Use of Software entered into between 9Webzen HK and 9Webzen Shanghai as of Jan. 29, 2003, 9Webzen Shanghai is the exclusive licensee within PRC for the use of the Game Software of MU Online (as defined below) and 9Webzen Shanghai is rich in internet related technology and experience and is able to provide internet services containing online games with a technical platform combining software and hardware as well as relevant technical support and maintenance services;

(2)	The9 Computer is a company specialized in the development of computer software, hardware, peripheral equipment and the provision of related technical consultation and technical services, and “Pass9” as a software product developed

Translation

and owned by it (hereinafter “Pass9”) may provide the operations and management of online games with platform services for advanced, efficient and expedient fee collection through internet and online management services for game users;

(3)	Shanghai IT is an internet information provider, holding all the Business Permits required for legally and validly operating its businesses in internet information services and network games, being able to legally provide the general public with internet information services containing network games and relevant value-added telecommunication services, and Shanghai IT is the legal domain name registrant of the official Chinese website www.muchina.com (hereinafter the “MU Website”) for the MU network game (hereinafter the “MU Online”);

(4)	The Parties intend to cooperate with one another in accordance with the terms and conditions contained herein and participate jointly in the operations of MU Online relying on their respective advantages and qualifications, including without limitation that 9Webzen Shanghai shall provide the Game Software of MU Online, the relevant hardware platform and the technical support and operation maintenance services in relation to the operations of the game MU Online, that The9 Computer shall provide the MU Online related fee collection platform on network and the technical support services in respect of online management of game users through the Pass9 software, and that Shanghai IT shall provide the domain name of the MU Website and operate the game MU Online through internet and release the MU Online related information to the general public with its Business Permits (collectively hereinafter the “Game Operation Arrangement”); and

(5)	In order to specify the rights to be enjoyed and the obligations to be assumed by the Parties in the Game Operation Arrangement and the plan of income distribution under the Game Operation Arrangement, the Parties are willing to implement the Game Operation Arrangement in accordance with the terms and conditions herein and distribute the proceeds from technical services, the proceeds from use of software and the proceeds from information release services in the proportion specified in this Agreement.

Translation

The Parties hereby have reached the following agreement upon mutual consultations:

Article 1 - Definition

1.1	Except as otherwise construed in the context, the following terms in this Agreement shall be interpreted to have the following meanings:

“Business Permits”	shall mean any approvals, permits, filings, registrations etc. which Shanghai IT is required to have for legally and validly operating its internet information services containing network games and all such other businesses, including but not limited to the Business License of the Corporate Legal Person, the Permit for Operations of Value-added Telecommunication Businesses in respect of the business operations in internet information services and short message services, the filing of internet BBS services, the Network Cultural Business Permit for operating internet cultural products containing network games, the approval document number from internet publication institutions required for operating network games, the filing of the units producing electronic publications required for producing electronic publications, and such other relevant licenses and permits as required by PRC Laws.

“Game Software”	shall mean MU Online and all its upgraded versions (executable versions only), including all programs, arithmetic, technology, processing, methods and other information contained therein and the materials and intellectual property rights incidental thereto or incorporated therein.

“Points Card”	shall mean the prepaid MU Online game card to be sold jointly by the Parties in accordance with the terms of this Agreement, where any game user of MU Online must purchase such a prepaid card and recharge the user’s account with the amount in the prepaid card

Translation

through the Online Payment System of The9 Computer before it may be entitled to the various game functions and customer interests with MU Online.

“Sales Income”	shall mean the sales amount of the Points Cards sold through all the distributors.

“Confirmed Income”	shall mean the amount recorded and accepted by the Online Payment System when the game user recharges its user’s account with the amount in the Points Card it has purchased by using the money-recharging function of the Online Payment System.

“Distributed Income”	shall mean the confirmed Sales Income distributed to a Party of this Agreement in accordance with Article 8 herein.

“PRC Law”	shall mean the prevailing laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding regulatory documents of the People’s Republic of China (for the purpose of this Definition, excluding Hong Kong, Macau and Taiwan).

“Online Payment System”	shall mean the Pass9 Online Payment System developed solely by The9 Computer, through which the game user of MU Online may recharge its user’s account with the amount in the Points Card it has purchased for use.

“Exclusive Technical Service Agreement”	shall mean the agreement entered into between The9 Computer and Shanghai IT regarding the exclusive provision by The9 Computer to Shanghai IT of technical support and technical consultation services.

“User Agreement”	shall mean the MU Online User Agreement entered

Translation

into between all the Parties together as one party and the game user of MU Online as the other party, where the game user shall have reviewed the format clauses thereof when opening the user’s account of MU Online, and agreed to the same by clicking to indicate that the agreement has formed, or else the user’s account of MU Online will not be registered. The agreement containing these format clauses is attached as Appendix I to this Agreement.

“Overseas License Agreement”	shall mean a license agreement entered into between 9Webzen HK and Webzen Inc. (hereinafter “9Webzen Korea”) regarding the licensed rights of the Game Software and other matters related thereto.

“Domestic License Agreement”	shall mean an Exclusive Sub-license Agreement for Use of Software entered into between 9Webzen Shanghai and 9Webzen HK regarding the licensed rights of the Game Software and other matters related thereto.

“Licensed Right”	shall mean the exclusive licensed right of 9Webzen Shanghai to use the Game Software in the Licensed Area obtained under the Domestic License Agreement.

“Licensed Area”	shall mean the area in which MU Online is sub-licensed for use under the Domestic License Agreement, i.e., PRC.

“Confidential Information”	shall mean (1) any technical information or trade information in relation to the Game Software and its localized versions, materials or derivative materials; (2) any commercial plans, business contracts, financial data and customer materials in relation to the promotion, sales and operations of the Game Software and its localized versions in the Licensed Area; (3) in

Translation

respect of any Party to this Agreement, the commercial secrets, proprietary information and customer information of the other Parties; (4) the contents of this Agreement and the detailed arrangements made hereunder; and (5) in respect of any Party hereto, any materials or information expressly designated to be confidential information by other Parties hereto.

1.2	The references to any PRC Law herein shall be deemed (1) to include the references to the amendments, changes, supplements and reenactments of such law, irrespective of whether they take effect before or after the formation of this Agreement; and (2) to include the references to other decisions, notices or regulations enacted in accordance therewith or effective as a result thereof.

1.3	Except as otherwise stated in the context herein, all references to an Article, clause, item or paragraph shall refer to the relevant part of this Agreement.

Article 2 – Game Operation Arrangement

2.1	The Parties agree to implement the Game Operation Arrangement in accordance with the terms and conditions herein, so as to jointly launch and operate the network game of MU Online.

2.2	No Party shall change the Game Operation Arrangement in any respect wantonly unless as agreed in writing by the Parties.

2.3	The Parties agree to jointly release and sell the Points Cards and, in consideration for their participation in and implementation of the Game Operation Arrangement, to share the Sales Income in such proportion as set out in accordance with Article 8 of this Agreement.

Article 3 – Use of Game Software

3.1	The Parties understand and confirm that the Game Operation Arrangement hereunder shall not constitute nor be deemed to be a sub-license of the Licensed Right by 9Webzen Shanghai to The9 Computer and/or Shanghai IT in respect of MU Online, and that the Parties shall only share the income brought by MU Online in the form of cooperation by virtue of their respective qualifications and advantages as well as the different types of services provided respectively.

Translation

3.2	The Parties agree that only 9Webzen Shanghai has the right and authority to upgrade, amend, revise and test the Game Software of MU Online in accordance with the terms and conditions set out in the Domestic License Agreement (hereinafter “edit”) and The9 Computer and/or Shanghai IT shall not edit the Game Software in any form without the written consent by 9Webzen Shanghai. The9 Computer may only raise rationalization proposals or suggestions on the Game Software; Shanghai IT may only release the internet information in respect of the Game Software provided by 9Webzen Shanghai and collect the feedback information on MU Online from game users; 9Webzen Shanghai may, at its discretion, edit the Game Software within the scope of its Licensed Right, based on the proposals or suggestions provided by The9 Computer or the feedback information from game users.

3.3	The Parties agree that the proceeds receivable by 9Webzen Shanghai as determined in the income distribution plan set out in Article 8 herein will be the proceeds of 9Webzen Shanghai for use of the Game Software and for relevant technical support services under the Game Operation Arrangement, and 9Webzen Shanghai shall have the obligation to pay the proceeds so received to 9Webzen HK in the form of profit distribution as provided in the Domestic License Agreement as a compensation for its license to 9Webzen Shanghai for use of the Game Software and shall have the obligation to cause 9Webzen HK to pay the relevant license fees to 9Webzen Korea as provided in the Overseas License Agreement to ensure the validity of the Licensed Right.

Article 4 – Technical Support Services

4.1	9Webzen Shanghai undertakes to provide such services as the internet technical platform combining software and hardware and the related technical support and maintenance services for the purposes of implementing the Game Operation Arrangement.

4.2	All the hardware equipment required to construct and maintain the abovementioned internet technical platform shall be purchased or developed by 9Webzen Shanghai at its discretion and 9Webzen Shanghai shall retain the title to such hardware equipment.

Translation

4.3	9Webzen Shanghai shall solely liable for all the costs and expenses for the software or technical system developed as required to operate the game MU Online and the title to such software or technical system shall be with 9Webzen Shanghai.

Article 5 – Operation of Online Payment System

5.1	The9 Computer undertakes to provide such MU Online related services as the fee collection platform on network and the online management of game users through its Online Payment System for the purposes of implementing the Game Operation Arrangement.

5.2	The9 Computer shall be solely liable for all the costs and expenses incurred by it for operating the Online Payment System and shall have the title to the Online Payment System. The Parties confirm that The9 Computer shall have the right to use the Online Payment System for other purposes than the purposes set out herein.

5.3	The proceeds for technical services as received by The9 Computer in accordance with Article 8 herein will be the consideration for its implementing the Game Operation Arrangement. Such proceeds for technical services, however, shall form only a part of the remunerations for the technical services provided by it. The Parties agree that The9 Computer and Shanghai IT will share the proceeds other than the Sales Income in accordance with the Exclusive Technical Service Agreement it has entered into with Shanghai IT.

Article 6 – Operation of MU Website

6.1	Shanghai IT agrees to provide the domain name of www.muchina.com for the sole purpose of this Agreement, and Shanghai IT will operate the particular website of MU Online under the domain name. The remunerations for use of such domain name will be included in the Distributed Income to be received by Shanghai IT as set out in Article 8 herein.

6.2	Shanghai IT undertakes to take all necessary actions to secure the validity of the

Translation

registration of the MU Website and of all the Business Permits held by it so as to ensure that MU Online is operated in compliance with all the applicable PRC Laws.

6.3	The proceeds for information release services as received by Shanghai IT in accordance with Article 8 herein will be the consideration for its implementing the Game Operation Arrangement. The Parties agree that Shanghai IT and The9 Computer will share the proceeds other than the Sales Income in accordance with the Exclusive Technical Service Agreement it has entered into with The9 Computer.

Article 7 – Sales of Points Card

7.1	The Points Cards shall be jointly released and sold by the Parties hereto. To lower transaction costs, Shanghai IT and The9 Computer will entrust 9Webzen Shanghai to take responsibility for the following detailed work:

(i)	to promote and market the game MU Online;

(ii)	to enter into any Points Card distribution or retailing agreements with distributors on behalf of Shanghai IT and The9 Computer; and

(iii)	to collect the Sales Income of the Points Cards as an agent.

7.2	After the Sales Income having been distributed to the Parties in such proportion as set out in Article 8 herein, the Parties shall respectively issue an invoice to the relevant distributor for the amount received by it upon receipt of the same.

Article 8 – Income Distribution Plan

8.1	The Parties hereto shall distribute the Sales Income as actually used by users within the current month and as confirmed by US Accounting Rules (hereinafter “Distributable Income”), i.e., the distribution of the Sales Income under this Article shall be conducted on the basis of the Confirmed Income.

8.2	The Confirmed Income shall be distributed among the Parties in the following proportion:

(1)	The9 Computer: its Confirmed Income shall be 5% of the Distributable Income of the current month;

Translation

(2)	Shanghai IT: its monthly Distributable Income amount = the number of average monthly online users ×RMB10/head, provided that the total amount shall not exceed 5.5% of the Distributable Income for the month (hereinafter “Shanghai IT Monthly Distributable Income”); and

(3)	9Webzen Shanghai: its Confirmed Income shall be the total Confirmed Income of the current month less the Shanghai IT Monthly Distributable Income and that of The9 Computer.

8.3	9Webzen Shanghai shall notify The9 Computer and Shanghai IT in writing of the Confirmed Income of the previous month within the first five (5) working days of each month. After The9 Computer and Shanghai IT issue the payment notices, 9Webzen Shanghai shall remit the amount of income calculated in the proportion set out in Article 8.2 into the bank accounts designated by The9 Computer and Shanghai IT within three (3) working days of receipt of such payment notices.

8.4	The Parties to this Agreement shall be respectively liable for any costs, expenses and fees incurred by them for the performance of this Agreement. 9Webzen Shanghai shall not deduct any costs, expenses and fees incurred by itself when it makes payment of the Distributed Incomes to the other two Parties.

8.5	The Parties to this Agreement shall be respectively liable for any taxes in respect of the Distributed Income and responsible for their tax reports and payment of the relevant taxes.

Article 9 – Relationship with Game Users

9.1	The Parties confirm that the Parties hereto have jointly entered into a contract with each of the game users in respect of the service of the game MU Online, under which The9 Computer, 9Webzen Shanghai and Shanghai IT shall be the joint provider of such service and the game user shall be the receiver of such service.

9.2	The service contract mentioned above shall take effect when the game user confirms the format clauses of the User Agreement published in the MU Website by clicking the same.

Translation

9.3	For the game users who have already registered before this Agreement takes effect, 9Webzen Shanghai, The9 Computer and Shanghai IT shall, by technical means and as soon as practical, procure such users to confirm and accept the User Agreement which complies with the Appendix I in form and substance.

Article 10 – Other Agreements

10.1	The Parties confirm that this Agreement has reflected in substance the major commercial terms for the cooperation between the Parties in respect of the operations of the game MU Online before this Agreement is formed, and that the proportion in which the Sales Income shall be distributed among the Parties shall comply with the provisions set out in Article 8 herein.

10.2	The Parties confirm that they shall take all necessary actions to cause the detailed provisions under the Game Operation Arrangement to be implemented, which actions shall include without limitation:

(i)	to specify on the Points Cards that the three Parties are joint sellers;

(ii)	to notify the distributors that all the distribution contracts are signed jointly by the three Parties, in which 9Webzen Shanghai have signed such distribution contracts on behalf of the other two Parties;

(iii)	when the incomes distributed among the Parties are reflected in their financial statements, to ensure that such accounting records shall comply with the income distribution plan set out herein.

10.3	9Webzen Shanghai confirms that this is not an exclusive Agreement for The9 Computer and Shanghai IT, i.e., The9 Computer and Shanghai IT shall have the right to enter into agreements which are similar to or different from the Game Operation Arrangement with any other game software suppliers and operate other online game projects, provided that 9Webzen Shanghai undertakes not to engage in any cooperation with any other parties in respect of the operation of the game MU Online.

Article 11 – Representations and Warranties

11.1	Each of the Parties to this Agreement represents and warrants hereby to the other Parties that as of the date of this Agreement:

(1)	it has the right and power to enter into this Agreement as an independent legal person and the capacity and the necessary authority to perform its duties and obligations hereunder;

Translation

(2)	it has taken all internal actions necessary to cause itself to be authorized to enter into and perform this Agreement and the representative for the signature hereof to be fully authorized to sign this Agreement, and cause itself to be bound by this Agreement;

(3)	its execution of and performance of its obligations under this Agreement will not contravene any provisions of its articles of association or internal rules or any contracts or agreements to which it is a party or by which it is bound, nor lead to violation or constitute non-performance thereof;

(4)	there is no action, arbitration, other legal or administrative proceedings or government investigation against it existing or, to its best knowledge, no such action, arbitration, other legal or administrative proceedings or government investigation threatening, which will in any aspect affect its capacity in executing or performing this Agreement; and

(5)	it will execute all documents and take all actions necessary to facilitate the performance of this Agreement.

11.2	9Webzen Shanghai, in particular, represents and warrants to The9 Computer and Shanghai IT that there is no mortgage, pledge, lien or secured interests or encumbrance of any other form on the Licensed Right owned by it.

11.3	Shanghai IT, in particular, represents and warrants to 9Webzen Shanghai and The9 Computer that it has proper title to the domain name of the MU Website, on which there is no mortgage, pledge, lien or secured interests or encumbrance of any other form.

11.4	Shanghai IT, in particular, represents and warrants to The9 Computer and 9Webzen Shanghai that all the Business Permits obtained by it remain in full effect as of the date of this Agreement and no such Business Permits has been amended, cancelled, withdrawn or is subject to restriction of any other form; that

Translation

it will take all necessary actions to ensure that the validity of such Business Permits shall continue during the existing period of this Agreement. If for the amendment or enactment of the applicable PRC Laws, it is required to obtain any new licenses and permits, it will take all actions to apply for such new licenses and permits as necessary to operate the game MU Online.

Article 12 – Confidential Obligation

12.1	Notwithstanding the termination of this Agreement, the Parties shall keep in strict confidence the Confidential Information obtained during the performance of this Agreement. Except the disclosure to a third party with prior written consent of the other Parties or in accordance with the provisions of relevant laws or regulations or as required for listing (or remaining to be listed), the Party receiving the Confidential Information shall not disclose the Confidential Information or any part thereof to any other third parties; the receiving Party shall neither use or indirectly use the Confidential Information or any part thereof for any other purposes than the performance of this Agreement.

12.2	The Parties confirm that the following information shall not be the Confidential Information:

(1)	any information for which written proofs show that the Party receiving such information has known the same without confidential obligations before it receives it;

(2)	information which, without default on the receiving Party, comes into the public domain or otherwise becomes available to the public; or

(3)	information which the receiving Party legally obtains later through other means without confidential obligations.

12.3	The receiving Party may disclose the Confidential Information to its relevant employees, agents or professionals employed by it, provided that the receiving Party shall ensure that such persons shall be also bound by this Agreement, keeping the Confidential Information in confidence, and shall only use such Confidential Information for the purposes of the performance of this Agreement.

Translation

Article 13 – Force Majeure

In the event of earthquake, typhoon, flood, fire, war, computer virus, loophole in the design of tooling software, internet encountering a hacker, change of policies or laws, and other unforeseeable or unpreventable or unavoidable event of force majeure, which directly prevents a Party from performing this Agreement or performing the same on the agreed condition, the Party encountering such a force majeure event shall forthwith issue a notice by a facsimile and, within thirty (30) days, present the documents proving the details of such force majeure event and the reasons for which this Agreement is unable to be performed or is required to be postponed in its performance, and such proving documents shall be issued by the notarial office of the area where such force majeure event takes place. The Parties shall consult each other and decide whether this Agreement shall be waived in part or postponed in its performance with regard to the extent of impact of such force majeure event on the performance of this Agreement. No Party shall be liable to compense for the economic losses brought to other Parties by the force majeure event.

Article 14 – Term of Agreement

14.1	This Agreement shall take effect as of the date of formal execution by the Parties, and shall remain in force unless as terminated early in writing by the Parties.

14.2	Upon termination hereof, the Parties shall continue in complying with their obligations under this Article 12.

Article 15 – Notice

15.1	Any notice, request, demand and other correspondences made as required by or in accordance with this Agreement shall be made in writing and delivered to the relevant Party.

15.2	The abovementioned notice or other correspondences shall be deemed to have been delivered when it is transmitted if transmitted by facsimile or telex; it shall be deemed to have been delivered when it is delivered if delivered in person; it shall be deemed to have been delivered five (5) days after posting the same if posted by mail.

Translation

Article 16 – Default Liability

16.1	The Parties agree and confirm that, if any Party (hereinafter the “Defaulting Party”) breaches substantially any of the warranties or undertakings made under this Agreement, or fails substantially to perform any of the obligations under this Agreement, such a breach shall constitute a default under this Agreement (hereinafter a “Default”), then any of the remaining non-defaulting Parties (hereinafter the “Non-defaulting Party”) shall have the right to require the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period or within thirty (30) days of the other Party notifying the Defaulting Party in writing and requiring it to rectify the Default, then any of the Non-defaulting Parties shall have the right to terminate this Agreement and require the Defaulting Party to indemnify it for the damage.

16.2	Notwithstanding any other provisions herein, the validity of this Article shall stand disregarding the suspension or termination of this Agreement.

Article 17 – Miscellaneous

17.1	This Agreement shall be prepared in the Chinese language in three (3) original copies, with each involved Party holding one (1) copy hereof.

17.2	The formation, validity, execution, amendment, interpretation and termination of this Agreement shall be subject to the PRC Laws.

17.3	Any disputes arising hereunder and in connection herewith shall be settled through consultations among the Parties, and if the Parties cannot reach an agreement regarding such disputes within sixty (60) days of their occurrence, such disputes shall be submitted to China International Economic and Trade Arbitration Commission Shanghai Branch for arbitration in Shanghai in accordance with the arbitration rules of such Commission, and the arbitration award shall be final and binding on all Parties.

17.4	Any rights, powers and remedies empowered to any Party by any provisions herein shall not preclude any other rights, powers and remedies enjoyed by such Party in accordance with laws and other provisions under this Agreement, and the exercise of its rights, powers and remedies by a Party shall not preclude its exercise of its other rights, powers and remedies by such Party.

Translation

17.5	Any failure or delay by a Party in exercising any of its rights, powers and remedies hereunder or in accordance with laws (hereinafter the “Party’s Rights”) shall not lead to a waiver of such rights, and the waiver of any single or partial exercise of the Party’s Rights shall not preclude such Party from exercising such rights in any other way and exercising the remaining part of the Party’s Rights.

17.6	The titles of the Articles contained herein shall be for reference only, and in no circumstances shall such titles be used in or affect the interpretation of the provisions hereof.

17.7	Each provision contained herein shall be severable and independent from each of other provisions, and if at any time any one or more articles herein become invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions herein shall not be affected as a result thereof.

17.8	The Appendices to this Agreement shall form an integral part to this Agreement along with the body text of this Agreement, and shall have the same legal effect as this Agreement; any amendments or supplements to this Agreement and its Appendices shall be made in writing and shall take effect only when properly signed by the Parties to this Agreement.

17.9	No Party shall assign any of its rights and/or obligations hereunder to any third parties without the prior written consent from the other Parties.

17.10	This Agreement shall be binding on the legal successors of the Parties.

[The following is intended to be blank]

Translation

IN WITNESS HEREOF, the authorized representatives of the Parties have caused this Agreement to be executed as of the date and in the place first here above mentioned.

9Webzen (Shanghai) Co., Ltd.

Signed by:	/s/ He Xudong
Name:	He Xudong
Position:	Authorized Representative

The9 Computer Technology Consulting (Shanghai) Co., Ltd.

Signed by:	/s/ Zhu Jun
Name:	Zhu Jun
Position:	Authorized Representative

Shanghai Jiucheng Information Technology Co., Ltd.

Signed by:	/s/ Qin Jie
Name:	Qin Jie
Position:	Authorized Representative